Exhibit (a)(20)

Global Exchange of Stock Options

Cash Version

November 2004

WHY THE EXCHANGE OFFER?

We’re starting the next chapter in our history – Independence!

We continually evaluate our compensation programs to ensure they support our business objectives

Most current Blockbuster Inc. stock options are “underwater”– meaning current market price is below exercise price

EXCHANGE PROGRAM: AT A GLANCE

Options Eligible for Exchange: You can exchange all outstanding, unexercised options you have been granted to-date

Cash Payment Per Option:

For every Blockbuster Inc. stock option you currently hold with an exercise price of . . . You’ll receive this many US dollars . . .*

$0.00 to $9.50 US$2.90

$9.51 to $12.50 US$2.30

$12.51 to $17.00 US$2.08

*You will be paid in your local currency; calculations are performed in US$ and then converted.

EXCHANGE PROGRAM: AT A GLANCE (cont’d.)

Example: Here is how the cash payment per option works for the following number of stock options

Current Exercise Price of Outstanding Stock Options Number of Outstanding Stock Options Eligible for Exchange Cash Payment Per Option Amount of Cash You Will Receive if You Exchange*

$6.82 400 US$2.90 US$1,160

$9.30 1,000 US$2.90 US$2,900

$10.78 200 US$2.30 US$460

*You will be paid in your local currency; calculations are performed in US$ and then converted.

EXCHANGE PROGRAM: AT A GLANCE (cont’d.)

All or Nothing Decision:

You decide to exchange all options or none

If you elect to participate, all of your outstanding stock options are cancelled and exchanged for cash

You will receive your cash payment promptly after the expiration of the exchange period

Where applicable, appropriate taxes will be withheld from your cash payment before you receive it

Payment will be made in your local currency

If you elect not to participate, no action is needed on your part. You’ll continue to hold your options until you exercise them or they expire.

Election Period:

November 9 – December 10, 2004

You may withdraw your election at any time during this period

Any election received after December 10, 2004 will not be accepted

HOW TO EXCHANGE YOUR OPTIONS

Step 1: Get the facts Read Offer to Exchange

Visit EquiServe exchange web site at http://www.eproxyvote.com/bbi-cash

Step 2: Get ready Have your Personalized Statement in front of you

Have your Control Card number available (shown on your personalized Election Form)

Step 3: Make your election Online: http://www.eproxyvote.com/bbi-cash

Fax: By completing and signing your Election Form (found in your package); fax to 1-201-324-3247*

Mail: By completing and signing your Election Form (found in your package)

If calling from the US, Canada, Puerto Rico or the Virgin Islands, contact EquiServe at 1-800-726-7438 or email to seso@equiserve.com.

If calling from outside the US, Canada, Puerto Rico or the Virgin Islands, first dial your international access code (as listed on the next page) and, after the prompt, dial 1-800-726-7438 or email to seso@equiserve.com.

*Before dialing the fax number, in Europe and Latin America, dial 00; in Taiwan, dial 002; and in Australia, dial 011.

International Access Codes for Dialing Long Distance

Argentina 0-800-555-4288 or 0-800-222-1288

Australia 1-800-881-011 or 1-800-551-155

Chile 800-225-288

Denmark 8001-0010

Ireland 1-800-550-000

Italy 800-172-444

Mexico 01-800-288-2872

Spain 900-99-00-11

Taiwan 0080-10288-0

Uruguay 000-410

UK 0500-89-0011 or 0800-013-011